INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-26415, No. 33-98338, No. 333-828, No. 333-4542, No.
333-4546, No. 333-08997, No. 333-17431, No. 333-20755, No. 333-36531 and No.
333-36537), Registration Statement on Form S-4 (No. 333-39357) and Registration Statements on Form S-8 (No. 333-4550, No. 333-4548, No. 333-14481, No. 333-36803 and No. 333-41719) of Apartment Investment and Management Company (AIMCO) of our report dated December 15, 1997 with respect to the Statements of Revenues and Certain Expenses of Point West Limited Partnership for the years ended December 31, 1996, 1995 and 1994, appearing in this Current Report on Form 8-K of AIMCO.



/s/ Deloitte & Touche LLP



McLean, Virginia
December 15, 1997